How Base, Natural and Gender compare

FY 2013 Grid and Program Results

By Brian Bertelsen, Vice President, Field Operations

During fiscal year 2013, cattle produced for all of our value added grids and programs had strong results. The table on this page summarizes USPB cattle performance at National Beef’s Kansas plants during fiscal year 2013, which ended December 28, 2013.

The Base grid summary does not include any natural cattle. Some of the cattle in the Base grid summary were fed either Zilmax® or Optaflexx®.

The Naturewell®  Natural Angus (Naturewell) branded beef program is limited

...continued on page 4

FY 2013	Base	Nature- well	Nature- Source	Steers	Heifers	Mixed

In Wt., lb.	744	758	761	761	726	715
Days Fed	153	167	164	159	148	170
Live Wt., lb.	1295	1316	1273	1367	1246	1277
Carcass Wt., lb.	839	837	811	878	801	819
Yield, %	64.75	63.64	63.70	64.26	64.31	64.11
Yield Difference, %	1.24	0.14	0.15	0.76	0.78	0.59
Prime, %	2.39	6.13	9.54	2.38	2.39	6.95
Choice & Prime, %	72.94	85.82	93.12	72.24	76.04	78.90
CAB, %	26.15	44.02	NA	26.24	26.96	28.77
BCPR, %	18.09	19.97	NA	17.95	17.61	14.69
Ungraded, %	0.93	0.46	0.16	0.78	1.03	1.51
Hardbone, %	0.55	0.28	0.05	0.15	0.74	1.32
YG 1, %	11.43	3.65	3.34	8.11	8.67	8.18
YG 2, %	36.33	25.67	23.00	32.38	33.41	30.97
YG 3, %	39.35	48.97	50.24	43.44	42.11	41.54
YG 4, %	11.68	19.56	21.69	14.52	14.25	16.69
YG 5, %	1.21	2.15	1.73	1.55	1.56	2.62
Light Wt., %	0.31	0.14	0.24	0.11	0.43	0.57
Heavy Wt., %	1.70	1.33	0.42	2.67	0.39	1.69
Black-Hided, %	75.13	91.36	89.78	75.79	74.31	71.91
Steer %	37.55	61.40	25.22	100.00	NA	NA
QG, $/hd.	29.61	53.16	31.06	33.18	33.55	37.70
Yield Benefit, $/hd.	34.55	4.01	7.13	23.82	22.28	18.13
YG, $/hd.	-3.46	-10.45	-8.02	-6.20	-4.79	-8.97
Out Wt., $/hd.	-2.71	-2.05	-0.83	-3.86	-1.01	-2.90
Subtotal, $/hd.	57.99	44.67	29.34	46.94	50.03	43.96
ASV, $/hd.	1.13	1.65	0.00	1.47	0.31	1.49
Natural, $/hd.	0.00	45.33	178.18	0.00	0.00	0.00
Gross Prem., $/hd.	59.12	91.65	207.52	48.41	50.34	45.45

Gives staff opportunity to talk value of exports

USPB Staff Serve
Yakiniku at NCBA

USPB staff opened the National Cattlemen’s Beef Association trade show by serving Yakiniku, a Korean style barbecue cut from the boneless short rib. This is the fifth year USPB has served Yakiniku at this event. Approximately 400 visitors stopped by our booth to sample the product and learn more about the importance of beef exports.

U.S. beef exports in 2013 were up 3 percent in volume to 1.17 million metric tons, according the U.S. Meat Export Federation. On a value basis, exports increased 12 percent to $6.16 billion—surpassing the $6 billion total for the first time and breaking the value record set in 2012.

The per head export value for beef hit a record $244.96 per head of fed slaughter, up $28.23 from 2012.

U.S. beef exports in 2013 equated to 13.2 percent of total beef production (muscle cuts plus variety meat) and 10.4 percent of muscle cuts alone, up from 12.7 and 9.8 percent last year, respectively.♦

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2014, which ends August 30, and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.♦

USPB Non-Conditional Unit Trade Report

	FY 2014	Most
	Trades	Recent
		Trades
# Class A Units	1,450	1,450
Avg. Price Per Unit	$161.41	$161.41
# Class B Units	0	6,270
Avg. Price Per Unit	0	$174.25

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

U.S. Premium Beef, LLC Annual Meeting

See You in Kansas City

Much of fiscal year 2013 presented a challenging feeding environment for cattle feeders who delivered cattle to U.S. Premium Beef. High corn prices resulted in high costs of gains and red ink during a good portion of the year. However, in spite of those challenges, our producers consistently delivered quality cattle that hit the target set by our grids. That contributed to strong grid premiums paid per head and, in some cases, turned a cattle feeding loss into a profit.

Unitholders and associates who delivered cattle to National Beef’s Kansas and California plants received an average of $60.37 per head above the cash market, or more than $46.5 million in total grid premiums, both of which lagged only fiscal year 2012’s totals. USPB producers have now delivered more than 10.8 million head through USPB since beginning operations in 1997.

Regarding financial results, our fiscal year ended December 28 and final results are not yet available. However, reduced cattle supplies combined with higher cattle prices contributed to 2013 being a more challenging year for U.S. beef processors than previous years.

USPB unitholders also realized solid prices paid for Class A units in fiscal year 2013. Class A units sold for an average of $70 per unit more than in fiscal year 2012. The average price paid for Class B unit prices decreased $15.17 per unit from fiscal year 2012 prices.

One of USPB’s services to our unitholders is to facilitate the leasing of their delivery rights to other producers in years where unitholders cannot meet their delivery obligations. This service again worked well for both parties in 2013. Delivery right lease rates increased to $8 per delivery right in September. In total, our cattle deliverers continued to use a high percentage of delivery rights available during 2013.

Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who delivered cattle to National Beef’s Kansas plants by leasing delivery rights through the USPB facilitated program in 2013 received average grid premiums of $56.96 per head.

I encourage you to attend our annual meeting on March 28 to learn more about our 2013 financial results and our plans going forward. I’m confident you will go home with a better understanding of the benefits of being an owner of USPB.

See you in Kansas City.

Schedule
Thursday, March 27*

4:30 p.m.	Cattle Performance Summary

6:30 p.m.	Reception Meet Board of Director Candidates, USPB and National Beef staff

Friday, March 28*

8:00 a.m.	Registration

8:30 a.m.	National Beef Presentation National Beef staff

10:00 a.m.	U.S. Premium Beef Business Meeting USPB staff

The annual meeting will conclude with lunch following the USPB business meeting. *All meetings are at the Kansas City Airport Hilton.

Annual Meeting Hotel:

Kansas City Airport Hilton—8801 NW 112th St.—816-891-8900—When making reservations request USPB’s annual meeting rate of $104. Cutoff date for annual meeting rate is March 4. If you have questions, please call USPB at 866-877-2525.

Other Hotels Close to the Airport Hilton:

Embassy Suites KCI—1/2 mile south of Hilton—7640 Tiffany Springs Pkwy.—800-362-2779

Holiday Inn Express-KCI—next to Hilton— 11130 NW Ambassador Drive— 816-891-9111

Driving Directions to Kansas City Airport Hilton

Take Exit #12 (112th Street) off of I-29 just south of the Kansas City International Airport. The Kansas City Airport Hilton is located on the southeast corner of the intersection of I-29 and 112th Street in Kansas City.

U.S. Premium Beef, LLC

Annual Meeting Pre-Registration Form

March 27 & 28, 2014

Kansas City Airport Hilton, Kansas City, MO

Please complete and fax or mail to the USPB office by March 17, 2014.

PLEASE PRINT CLEARLY

Unitholder or Associate Name:

Name of Attendee:

Address:

City, State Zip:

Phone: E-Mail Address:

Events:		Additional Registrations:

USPB Cattle Performance Summary
March 27—4:30 p.m.
____	Number of people attending	This meeting is open only to USPB unit-holders and associate producers, family members and employees.

Reception
March 27—6:30 p.m.
____	Number of people attending

National Beef Presentation		Name:
March 28—8:30 a.m.
____	Number of people attending	Relationship:

USPB Business Meeting		Name:
March 28—10:00 a.m.
____	Number of people attending	Relationship:

Lunch		Name:
March 28
____	Number of people attending	Relationship:

Please complete form and return to:
 U.S. Premium Beef, LLC, P.O. Box 20103, Kansas City, MO 64195
(866) 877-2525 phone • (816) 713-8810 fax

FY 2013 Grid and Program Results...	continued from page 1

to Black or Red Angus cattle raised naturally during the last 120 days of the finishing period. The reward for Naturewell is an additional $3.50/cwt added to the base live price with the remainder of the grid being the same as the Base grid.

Naturewell USPB cattle were the highest percent black-hided and the highest percentage of steer lots. They had the heaviest live weight, but were fed longer than the conventionally fed cattle marketed on the Base grid.

They also had the second highest percent grading Choice and Prime. These cattle were also the highest in Certified Angus Beef® (CAB) and Black Canyon® Premium Reserve (BCPR). Within the black-hided cattle, their CAB certification rate was over 48%. Combined, 70% of all black-hided Naturewell cattle received a premium for either CAB or BCPR. As a result, Naturewell lots had the largest Quality Grade premium by a substantial margin.

The NatureSource® Natural Angus (NatureSource) branded beef program has similar specifications. However, they are raised naturally from birth, for the entire life of the animal. They are priced on a separate grid that has an additional $14/cwt of live weight added to the base live price. The NatureSource grid also has a fixed threshold of 75% Choice and Prime, and does not offer a reward for the Certified Angus Beef (CAB) or Black  Canyon Premium Reserve (BCPR) brands. This grid also has fixed thresholds for Yield Grade that are higher, or fatter than our other grids.

During fiscal year 2013, more heifers were delivered on the NatureSource program compared to previous years. As a result, live and carcass weights were lower. Yield, or dressing percentage was similar to Naturewell cattle, but lower than conventionally fed USPB cattle on the Base grid. However, some of the cattle in the Base grid summary were fed either Zilmax or Optaflexx—both are products that increase yield. The NatureSource cattle were also fed significantly more days. Their quality grades were the highest with more than 9% grading Prime. Quality grade premium was impacted by the higher threshold for Choice and Prime.

Cattle in both natural beef programs must be ‘enrolled’ well in advance of delivery and must come from feedlots that are pre-approved. For more information on natural program specifications or grid examples visit www.uspremiumbeef.com or call 866-877-2525 if you are interested in participating.

Also included in the table is a comparison between USPB lots of different gender (steers, heifers and mixed sex lots). Natural cattle and those fed Zilmax were not included in the gender summaries.

Steers had the heaviest weight coming into the feedyard, live weight at harvest and carcass weight. However, they also had the largest percentage of heavyweight carcasses. Yet, their subtotal, or grid only, premium was intermediate.

Heifers were fed the least number of days and had the lightest carcass weight. Their Choice percentage is a little better than steers and they are certainly free of costly heavyweight carcass discounts.

Surprisingly, heifers usually have a little lower percentage of Yield Grade 4 and 5 carcasses than steers. Heifers, on average, do have slightly more backfat. However, their lighter carcass weight makes their ribeye area to carcass weight relationship better and that decreases their overall Yield Grade slightly.

Overall, heifers do have an advantage in subtotal premium per head. Yet, their lighter carcass weight means they are still going to have fewer total dollars in value per animal.

Mixed sex lots have traditionally been more of the home-raised calf feds. They usually have the lightest in weight at the feedlot and the most days on feed. Their yield is usually the lowest but their percentage of Prime and CAB are the highest of the gender categories.

The mixed sex cattle also have more total discounts—even though they are sold in smaller lot sizes with fewer animals per lot. They usually have fatter yield grades. Even though their Quality grades are good, they still have more Ungraded and Hardbones. They also have the most lightweights and quite a few heavyweights. As a result, in total, their subtotal grid premium is the lowest.

For a more in-depth summary of fiscal year 2013 cattle and grid performance, please attend the USPB annual meeting on March 27th and 28th in Kansas City.♦